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                                                                      EXHIBIT 21

                     LIST OF SUBSIDIARIES OF THE REGISTRANT

COLONIAL BANK, AN ALABAMA BANKING CORPORATION.
THE COLONIAL BANCGROUP BUILDING CORPORATION, AN ALABAMA CORPORATION. COLONIAL CAPITAL II, A DELAWARE BUSINESS TRUST.
COLONIAL SOFTWARE SERVICES, INC., A FLORIDA CORPORATION.
COLONIAL BROKERAGE, INC., A DELAWARE CORPORATION.
PROIMAGE, INC.*


*33% owned subsidiary